Exhibit 99.3

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Employee Questions and Answers

Forward-Looking Statements

Certain information contained herein contains forward-looking statements, including, but not limited to, information relating to Comtech’s and Gilat’s future performance and financial condition, plans and objectives of Comtech's management and Gilat’s management and Comtech's and Gilat’s assumptions regarding such future performance, financial condition and plans and objectives that involve certain significant known and unknown risks and uncertainties and other factors not under Comtech's or Gilat’s control which may cause their actual results, future performance and financial condition, and achievement of plans and objectives of Comtech's management and Gilat’s management to be materially different from the results, performance or other expectations implied by these forward-looking statements. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature. Forward-looking statements could be affected by factors including, without limitation: risks associated with the ability to consummate the proposed transaction and the timing of the closing of the proposed transaction or the occurrence of any event, change or circumstance that could give rise to the termination of the merger agreement; the risk that requisite regulatory approvals will not be obtained; the possibility that the expected synergies from the proposed transaction or other recent acquisitions will not be fully realized, or will not be realized within the anticipated time periods; the risk that Comtech’s and Gilat’s businesses will not be integrated successfully; the possibility of disruption from the proposed transaction or other recent acquisitions making it more difficult to maintain business and operational relationships or retain key personnel; the risk that Comtech will be unsuccessful in implementing a tactical shift in its Government Solutions segment away from bidding on large commodity service contracts and toward pursuing contracts for its niche products with higher margins; the risks associated with Comtech’s ongoing evaluation and repositioning of its location technologies solutions offering in its Commercial Solutions segment; the nature and timing of receipt of, and Comtech’s performance on, new or existing orders that can cause significant fluctuations in net sales and operating results; the timing and funding of government contracts; adjustments to gross profits on long-term contracts; risks associated with international sales; rapid technological change; evolving industry standards; new product announcements and enhancements, including the risks associated with Comtech's launch of its HeightsTM Networking Platform ("Heights"); changing customer demands and or procurement strategies; changes in prevailing economic and political conditions; changes in the price of oil in global markets; changes in foreign currency exchange rates; risks associated with legal proceedings, customer claims for indemnification and other similar matters; risks associated with Comtech's obligations under its Credit Facility; risks associated with large contracts; the impact of H.R.1, also known as the Tax Cuts and Jobs Act, which was enacted in December 2017 in the U.S.; and other factors described in this and Comtech's and Gilat’s other filings with the SEC. Neither Comtech nor Gilat undertakes any duty to update any forward-looking statements contained herein.

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Employee Questions and Answers

1.	Who is Comtech and why are they buying Gilat?

•	Comtech is a leading provider of advanced communications solutions for both commercial and government customers worldwide. Comtech’s solutions fulfill needs for secure wireless communications in some of the most demanding environments, including those where traditional communications are unavailable or cost-prohibitive, and in mission-critical scenarios where performance is crucial.

•	In recent years, Comtech has benefited from an increase in market demand for global voice, video and data usage and has completed numerous acquisitions. Comtech believes that Gilat is an exceptional business that has developed extraordinary technology and has a well-respected product portfolio supported by strong research and development capabilities.

•	The acquisition better positions Comtech and Gilat to continue to take advantage of key marketplace trends and support our respective customer base.

•	As a combined company, both Comtech and Gilat will continue to emphasize maximizing growth opportunities from: the expected increased demand for solutions to provide high speed in-flight satellite connectivity; the adoption of new satellite ground station technologies into the 5G cellular backhaul eco-system; and the expected need for equipment and network upgrades to accommodate an anticipated increase in satellite capacity once new Very High Throughput Satellites (“VHTS”) and high capacity Medium Earth Orbit (“MEO”) and Low Earth Orbit (“LEO”) satellite constellations are launched and fully operational.

2.	How will this transaction benefit employees?

•	This transaction is important to employees of both companies. In simple terms, employees from both companies will benefit from expanded opportunities for career development. Employees will benefit by learning from new colleagues and taking advantage of combined expertise. In addition, we believe that the combination of two great companies will allow us to invest in new technologies.

3.	Will there be any layoffs as a result of the transaction?

•	Both Gilat and Comtech’s talented global workforce are expected to remain in place and focus intently on meeting all customer commitments and expectations, including supporting all existing products, services and agreements. Although minor public company costs will be eliminated, the growth of the combined companies is expected to result in a net increase in jobs.

•	Comtech does not anticipate cancelling any product lines after the acquisition is completed, and intends to support all products, solutions and customers world-wide. Obviously, employees from both companies will be critical to the success of the combination and we believe there will be more opportunities for employees of both companies to advance their careers as we work to achieve that success.

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4.	How will this transaction affect my benefits?

•	At this point, there are no changes expected to employee benefits, bonus or sales commission plans expected.

•	During the integration planning stages, Comtech & Gilat will perform a comprehensive review of all benefit plans and will provide further communications to employees through local management.

•	As a combined company, we expect to continue to offer a comprehensive and competitive compensation and benefits package for employees of both companies that will allow us to continue to attract and retain the talent needed to drive success.

5.	After the transaction closes, what will the combined company be called?

•	Although the combined company will be called Comtech, Gilat will become a wholly owned subsidiary and maintain its brand. Both companies intend to retain and leverage each company’s well-recognized and well-respected brand names.

6.	Who will lead the combined company, will the Company’s headquarters be moved to Israel or stay in New York and will our IT systems?

•	Comtech will continue to maintain its headquarters in Melville, New York under the leadership of Fred Kornberg (CEO), Michael Porcelain (President and COO) and Michael Bondi (CFO).

•	Gilat will continue to maintain its corporate headquarters and research and development facility in Petah Tikva, Israel, under the leadership of Yona Ovadia (Gilat’s CEO). Adi Sfadia (Gilat’s CFO) will continue in his role and has also been named Gilat’s Chief Integration Officer. Michael Porcelain will work together with Yona and Adi to maximize the potential of the two companies. During our due diligence review of Gilat’s business, we have met with many members of Gilat’s senior management and a number of other Gilat employees and have been very impressed. We look forward to working with the entire senior management of Gilat and all its employees to make this acquisition a success.

•	Like Comtech, Gilat also has an impressive company-wide IT infrastructure, including its enterprise resource planning. We expect to leverage this infrastructure for Comtech’s existing businesses.

•	Both Comtech and Gilat utilize the same cloud-based email and customer relations management system. Some system and process changes should be expected as we expect to unify such systems to facilitate communications and financial reporting. Such planning will begin immediately.

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7.	What will happen to customer facing organizations like sales, technical support and will any facilities be consolidated?

•	No Comtech or Gilat facility locations are expected to be closed.

•	While it is premature to discuss specifics now, we will be working together at the appropriate time to assemble an integration team that will begin identifying how to best build upon each company’s strengths and most effectively bring our companies together. Each key business area for both Comtech and Gilat is expected to continue to be led by their respective existing proven leadership teams after the transaction closes.

8.	What can employees expect between signing and closing of the transaction?

•	It will be business as usual. Gilat’s senior management will make all decisions related to Gilat’s business until the merger closes.

•	Until then, Gilat and Comtech will remain separate and independent companies. We all need to remain focused on achieving our goals and serving our customers with the same passion and dedication that they expect and deserve. We intend to update employees from time to time as we move toward completion of the transaction. In the meantime, we are counting on all of you to continue, as always, to provide our customers with market-leading solutions and services.

9.	Should I be speaking to my counterpart at the other company?

•	Until the transaction closes, it is business as usual. You should not contact any employee at the other company unless you are requested to do so by your supervisor.

10.	How will this transaction affect our relationship with our customers?

•	We believe that the transaction will be beneficial to all of our customers. We will be able to offer a broader range of products and services to our customers, and will have additional resources, primarily talented employees, to invest in innovative products and services.

•	After permission is received, Comtech and Gilat sales teams will soon call and email their respective customers separately to inform them of this news and help address any questions. We will be sharing with our customers our enthusiasm for the many benefits to them resulting from this transaction.

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11.	What should I do if I receive a call from a reporter or analyst asking for information about the acquisition?

•	We caution you that there are securities and other laws and regulations that may apply to communications about this transaction. As such, employees from both companies are not authorized to make any statements to the press, securities analysts, or the media relating to this transaction.

•	Statements or responses to questions regarding matters other than this transaction must be made in accordance with each Company’s normal respective disclosure policies.

•	If contacted by the press, securities analysts or the media, please inform your local subsidiary President or supervisor.

12.	When will the transaction close?

•	The transaction is subject to customary closing conditions, including, among others, the approval of Gilat’s shareholders and expiration of the applicable waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, and is expected to close late in Comtech’s fiscal year 2020 or the first part of its fiscal 2021. When an exact date has been finalized, we will communicate that.

13.	Where can employees obtain additional information?

•	Many of the details regarding how the combined companies will operate are still being worked out. As plans are developed, we will strive to keep you up to date. In the interim, your manager and Human Resource representative will be available to address any questions you may have.

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Additional Information and Where to Find It

This document is being made in respect of a proposed business combination involving Comtech and Gilat.  This document does not constitute an offer to sell or the solicitation of an offer to buy or subscribe for any securities or a solicitation of any vote or approval nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The proposed transaction will be submitted to the shareholders of Gilat for their consideration. Comtech intends to file with the U.S. Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 that will include a preliminary prospectus with respect to Comtech’s common stock to be issued in the proposed transaction and a proxy statement of Gilat in connection with the merger of an indirect subsidiary of Comtech with and into Gilat, with Gilat surviving.  The information in the preliminary proxy statement/prospectus is not complete and may be changed.  Comtech may not sell the common stock referenced in the proxy statement/prospectus until the Registration Statement on Form S-4 becomes effective.  The proxy statement/prospectus will be provided to the Gilat shareholders.  Comtech and Gilat also plan to file other documents with the SEC regarding the proposed transaction.

This document is not a substitute for any prospectus, proxy statement or any other document that Comtech or Gilat may file with the SEC in connection with the proposed transaction. Investors and security holders of Comtech and Gilat are urged to read the proxy statement/prospectus and any other relevant documents that will be filed with the SEC carefully and in their entirety when they become available because they will contain important information about the proposed transaction.

You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (www.sec.gov). In addition, investors and security holders will be able to obtain free copies of the documents filed with the SEC by Comtech on Comtech’s Investor Relations page or by writing to Comtech, Investor Relations, or by Gilat on Gilat’s Investor Relations page or by writing to Gilat, Investor Relations, for documents filed with the SEC by Gilat.

Comtech and Gilat and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about Comtech’s directors and executive officers is available in Comtech’s proxy statement for its 2019 Annual Meeting of Stockholders filed with the SEC on November 15, 2019. Information about directors and executive officers of Gilat is available in its Annual Report on Form 20-F for the year ended December 31, 2018 filed with the SEC on March 18, 2019. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the merger when they become available. Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from Comtech or Gilat using the sources indicated above.

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